[AUTOZONE(R) logo]

123 South Front Street, Memphis, TN 38103-3607, (901) 495-6500,
Fax: (901) 495-8300



NEWS:                              Financial Contact:  Emma Jo Kauffman
For Immediate Release                                    (901) 495-7005
                                           Media Contact: Eric Epperson
                                                         (901) 495-7307


                     AUTOZONE'S 3rd QUARTER SALES UP 30%

Memphis, Tenn (May 26, 1999) -- AutoZone, Inc. (NYSE symbol: AZO), today reported net income for the 12 weeks ended May 8, 1999, of $58.7 million, an increase of 9% from $53.9 million for the fiscal third quarter of 1998. Diluted earnings per share increased 11% to 39 cents from 35 cents. Sales for the quarter rose 30% to $970 million from $744 million a year earlier. Comparable store sales, or sales at stores opened prior to the start of fiscal 1998, rose 3%, compared to 2% in the prior year.

On a year-to-date basis, AutoZone reported net income for the 36 weeks ended May 8, 1999, of $146.1 million, an increase of 8% from $135.8 million for the year earlier period. Diluted earnings per share increased 10% to 97 cents from 88 cents. Sales for the 36-week period rose 34% to $2.72 billion from $2.03 billion a year earlier. Comparable store sales rose 5% for the year-to-date period compared to 4% in the prior year.

"We've had a very busy and challenging quarter. At the end of the quarter we'd opened 96 of the former Express locations acquired in October from Pep Boys and were on track with our accelerated Chief remodel schedule, with 78 remodels completed, " said John C. Adams, chairman and chief executive officer. "We're very pleased with the strong sales at the former Express and Auto Palace locations. We're also excited about the increases in sales we're seeing in the remodeled Chief stores. If we continue to see the strong results we've had so far from these remodels we should be well on our way to meeting our goal of earning $2 per share in fiscal 2000. We incurred expenses in excess of $6 million in the quarter for remodeling and remerchandising the acquired stores and we will incur more than $10 million in one-time conversion expenses in the fourth quarter. This will limit our EPS growth in the fourth quarter to 12-15%.

"During the quarter, we decided to close some of our underperforming stores and also decided not to complete the development of certain sites in process, resulting in a pre-tax charge of approximately $2 million. In our twenty-year history, we've only closed about 1% of our internally developed stores, and we expect future closings to be rare. We've also made some changes in our site selection criteria and procedures, which we believe should improve our new store productivity."

During the quarter, AutoZone opened 74 new and replaced 19 auto parts stores in the U.S and opened 3 stores in Mexico. Also, 65 Chief stores were closed along with 14 AutoZone stores, including 5 former Auto Palace locations. For the 36-week period, AutoZone has opened 219 new auto parts stores in the U.S. and 4 in Mexico, replaced 44 stores, and closed 14 AutoZone stores and 167 Chief stores. In addition, AutoZone relocated 1 TruckPro store during the quarter for a year-to-date total of 5.

Also during the quarter, the company repurchased 1.76 million shares of its common stock for $53.5 million, bringing the cumulative shares repurchased to 5.67 million for $159.8 million.

AutoZone sells auto and light truck parts, chemicals and accessories through 2,695 AutoZone and Chief stores in 39 states in the U.S. and 4 AutoZone stores in Mexico. Chief stores are being converted to AutoZone stores. AutoZone also sells heavy-duty truck parts through 43 TruckPro stores in 14 states, and automotive diagnostic and repair software through ALLDATA.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, expected growth, domestic and international development and expansion strategy, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including without limitation, competition, product demand, domestic and international economies, government approvals, inflation, the ability to hire and retain qualified employees, the ability to convert acquired stores in a timely and profitable manner, consumer debt levels and the weather. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of Form 10-K for the year ended August 29, 1998 for more details.

                       ***FINANCIAL HIGHLIGHTS FOLLOW***

                AUTOZONE FISCAL 3RD QUARTER FINANCIAL HIGHLIGHTS
                     (In Thousands, Except Per-Share Data)


                             12 WEEKS ENDED             12 WEEKS ENDED
                               MAY 8, 1999                MAY 9, 1998
                             --------------             --------------

 NET SALES                       $970,236                   $743,661

 GROSS PROFIT                    $408,933                   $311,080

 OPERATING PROFIT                $104,312                  $  90,457


 INCOME BEFORE INCOME TAXES      $ 93,135                  $  86,240

 NET INCOME                      $ 58,735                  $  53,940

 NET INCOME PER SHARE:
        BASIC                       $0.39                      $0.35
        DILUTED                     $0.39                      $0.35

 WEIGHTED AVERAGE SHARES:
        BASIC                     149,132                    152,366
        DILUTED                   150,729                    154,324




                             36 WEEKS ENDED             36 WEEKS ENDED
                               MAY 8, 1999                 MAY 9, 1998
                             --------------             --------------

 NET SALES                     $2,723,723                 $2,026,032

 GROSS PROFIT                  $1,138,908                  $ 845,202

 OPERATING PROFIT                $261,400                   $227,187

 INCOME BEFORE INCOME TAXES      $231,474                   $217,440

 NET INCOME                      $146,074                   $135,840

 NET INCOME PER SHARE:
        BASIC                       $0.97                     $0.89
        DILUTED                     $0.97                     $0.88

 WEIGHTED AVERAGE SHARES:
        BASIC                     149,941                    152,042
        DILUTED                   151,322                    153,949